EXHIBIT 3.1.2

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF

SUPER VOTING PREFERRED STOCK

OF

W270, INC.

Pursuant to Section 78.1995 of the

Nevada Revised Statutes

RESOLVED FURTHER, that Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended (the “Articles of Incorporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Stautes, the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Super Voting Preferred Stock;

RESOLVED, that the Corporation is authorized to issue Super Voting Preferred Stock on the following terms and with the provisions herein set forth:

(1). Designation and Number of Shares. Of the 1,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), authorized pursuant to Article VIII of the Articles of Incorporation, 896,000 shares are hereby designated as Super Voting Preferred Stock, par value $0.001 per share (the “Super Voting Preferred Stock”).

(2). Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock that are in existence or may, from time to time, come into existence, the assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Super Voting Preferred Stock and the Corporation’s common stock, par value $0.001 per share (“Common Stock”), with each outstanding share of the Super Voting Preferred Stock being entitled to receive an amount or value equal to the Conversion Rate (as defined below) multiplied by the amount to be distributed to one share of Common Stock.

(3). Redemption. The Super Voting Preferred Stock does not have any redemption rights.

(4). Dividends. The Super Voting Preferred Stock will not be entitled to dividends unless the Corporation pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Super Voting Preferred Stock will be entitled to receive dividends of cash or property in an amount or value equal to the Conversion Rate multiplied by the amount paid in respect of one share of Common Stock. Any dividend payable to the Super Voting Preferred Stock will have the same record and payment date and terms as the dividend payable on the Common Stock.

(5). Mandatory Conversion.

(a) Conversion. At such time as the Corporation files an amendment (“Amendment”) to its Articles of Incorporation with the Secretary of State of the State of Nevada effecting a reverse stock split of the Common Stock so that the Corporation has a sufficient number of authorized and unissued shares of Common Stock so as to permit the conversion of all outstanding shares of the Super Voting Preferred Stock into Common Stock (the “Reverse Split”), then upon the filing and acceptance of the Amendment, whether by amendment or restatement, all the outstanding shares of Super Voting Preferred Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on the part of the Corporation or the holder (“Mandatory Conversion”). At the consummation of the Mandatory Conversion, the holders of Super Voting Preferred Stock will be entitled to receive Common Stock at the conversion rate of 125 shares of fully paid and non-assessable Common Stock for 1 share of Super Voting Preferred Stock (“Conversion Rate”).

(b) Obligation. The Corporation agrees that it shall in good faith, promptly, take any and all such corporate action as may, in the opinion of its counsel, be necessary to effect the Reverse Split and to expeditiously effect the conversion of all outstanding shares of the Super Voting Preferred Stock to shares of Common Stock, including, without limitation, use its reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation to achieve the foregoing.

(c) Conversion Procedure. The Corporation shall use commercially reasonable efforts to issue or cause its transfer agent to issue the Common Stock issuable upon the Mandatory Conversion as soon as practicable after the Mandatory Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon the Mandatory Conversion. The Common Stock issuable upon the Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon the Mandatory Conversion shall be issued in the same name as the person who is the holder of the Super Voting Preferred Stock unless, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. The person in whose name the certificates of Common Stock are so recorded and other securities issuable upon the Mandatory Conversion shall be treated as a common stockholder of the Corporation at the close of business on the date of the Mandatory Conversion. The certificates representing the Super Voting Preferred Stock shall be cancelled, on the date of the Mandatory Conversion.

(6). Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Super Voting Preferred Stock shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time as hereinafter set forth:

(a) Stock Dividends, Recapitalization, Reclassification, Split-Ups. If, prior to the date of the Mandatory Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Mandatory Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares. If prior to or on the date of the Mandatory Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event (including the Reverse Split), then, upon the effective date thereof, the number of shares of Common Stock issuable on the Mandatory Conversion of the Super Voting Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Change Resulting from Reorganization or Change in Par Value, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the shares of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of Super Voting Preferred Stock shall have the right thereafter (until the Mandatory Conversion or its equivalent) to receive upon the conversion of the Super Voting Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Super Voting Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made.

(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(7). Voting Rights. The holders of record of shares of Super Voting Preferred Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law; and

(b) The right to vote together with the holders of the Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote. Each share of Super Voting Preferred Stock will carry a number of votes equal to the number of shares of Common Stock issuable based on the then applicable Conversion Rate.

(c) Whenever holders of Super Voting Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shars of Super Voting Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted. Each share of the Super Voting Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Super Voting Preferred Stock, as set forth in this Section 7(c).

(8). No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Super Voting Preferred Stock against impairment.

(9). No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Super Voting Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Super Voting Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(10). Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Super Voting Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(11). Notices. Any notice required by the provisions of this Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Super Voting Preferred Stock of W270, Inc. to be given to the holders of shares of Super Voting Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(12). Return of Status as Authorized Shares. Upon the Mandatory Conversion or any other redemption or extinguishment of the Super Voting Preferred Stock, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.